Exhibit 99.1

For Information
Brent A. Collins
303-861-8140

FOR IMMEDIATE RELEASE

ST. MARY REPORTS RESULTS FOR

THE FULL YEAR AND FOURTH QUARTER 2006

DENVER, February 22, 2007 – St. Mary Land & Exploration Company (NYSE: SM) today reports earnings for the year ended 2006 of $190.0 million, or $2.94 per diluted share.

Tony Best, President, commented, “2006 was a record setting year for the Company on several fronts, and we also set the table for significant future growth. We achieved record annual net income, discretionary cash flow, and production, both in absolute terms and on a per share basis. We exited 2006 with the highest quarterly production in our history for both oil and natural gas. We also ended 2006 with proved reserves of 927.6 BCFE, a 17 percent increase year on year. Most importantly, our activities in 2006 set up opportunities for growth in 2007 and beyond. We acquired oil and gas properties in the Sweetie Peck Field in the Permian Basin which provide another multi-year drilling program for the Company. We also advanced our cornerstone programs in the horizontal Arkoma, at Hanging Woman Basin, at Elm Grove Field, and at Northeast Mayfield. Finally, on the financial side, the Company repurchased 3.3 million shares of common stock in the second quarter at a discount to our assessed net asset value at the time and locked in the economic value by hedging a commensurate percentage of production.”

FULL YEAR AND FOURTH QUARTER EARNINGS

St. Mary announces full year 2006 earnings of $190.0 million or $2.94 per diluted share. Full year 2005 earnings were $151.9 million or $2.33 per diluted share. Earnings for the 2006 period include a non-cash, after-tax gain of $4.4 million, or $0.07 per diluted share, related to the exchange of oil and gas properties that closed in the second quarter of 2006. The non-cash, after-tax charge related to the change in the Company’s Net Profits Plan liability was $15.2 million, or $0.23 per diluted share, for 2006, as compared to $68.0 million, or $1.02 per diluted share, in 2005. The direction and magnitude of the change in the Net Profits Plan liability reflect commodity price movements during each respective measurement period. Revenues for the year were $787.7 million compared to $739.6 million for 2005. Discretionary cash flow(1) increased to $525.1 million in 2006 from $462.0 million in 2005. Net cash provided by operating activities was $467.7 million in 2006 compared to $409.4 million in the prior year.

Daily oil and gas production during 2006 averaged 254 million cubic feet of gas equivalent (MMCFE), an increase from 239 MMCFE/D in 2005. Average realized prices, inclusive of hedging activities, during the year were $7.37 per Mcf and $56.60 per barrel. The realized prices were 7 percent lower and 11 percent higher, respectively, than the realized prices in 2005. Average prices excluding hedging activities were $6.58 per Mcf and $59.33 per barrel during the year, which were 19 percent lower and 12 percent higher, respectively, than last year.

Earnings for the fourth quarter of 2006 were $43.5 million, down from $51.2 million for the same period the preceding year. The non-cash, after-tax charge related to the change in the Company’s Net Profits Plan liability was $4.1 million, or $0.06 per diluted share, for the fourth quarter of 2006. The fourth quarter 2005 charge, net of tax, for the Net Profits Plan was $22.4 million, or $0.33 per diluted share. Revenues for the quarter were $202.7 million compared to $227.9 million for the corresponding period in 2005. Discretionary cash flow(1) decreased to $126.4 million in the fourth quarter of 2006 from $141.0 million in the same period of the preceding year. Net cash provided by operating activities was $150.2 million in the fourth quarter of 2006 compared to $107.2 million in the same period of the prior year.

Daily oil and gas production during the fourth quarter averaged 273 MMCFE, driven by record production for both natural gas and oil, an increase from 238 MMCFE/D in the fourth quarter of 2005. The Company has increased production each successive quarter over the last year. Average realized prices for the quarter, inclusive of hedging activities, were $7.20 per Mcf and $51.57 per barrel, 33 percent and 4 percent lower, respectively, than the realized prices in the fourth quarter of 2005. Average prices excluding hedging activities in the fourth quarter were $6.25 per Mcf and $52.39 per barrel, which are 46 percent and 6 percent lower, respectively, than the same period of last year.

Operational updates for the fourth quarter 2006 were provided in the January 25, 2007 press release.

EARNINGS CONFERENCE CALL

As previously announced, the St. Mary fourth quarter earnings teleconference call is scheduled for February 23, 2007 at 8:00 am (MST). The call participation number is 888-424-5231. A replay of the conference call will be available two hours after the completion of the call, 24 hours a day through March 9 at 800-642-1687, conference number 6342865. International participants can dial 706-634-6088 to take part in the conference call, and can access a replay of the call at 706-645-9291, conference number 6342865. In addition the call will be broadcast live at St. Mary’s website at www.stmaryland.com and this press release and financial highlights attachment will be available before the call at www.stmaryland.com under “News—Press Releases.” An audio recording of the conference call will be available at that site through March 9.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections. The words “will,” “believe,” ”budget,” “anticipate,” “intend,” “estimate,” “forecast,” ”plan,” and “expect” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause St. Mary’s actual results to differ materially from results expressed or implied by the forward looking statements. These risks include such factors as the volatility and level of oil and natural gas prices, the uncertain nature of the expected benefits from the acquisition of oil and gas properties and the ability to successfully integrate acquisitions, the potential effects of increased levels of debt financing, the imprecise nature of estimating oil and gas reserves, the availability of additional economically attractive exploration, development, and property acquisition opportunities for future growth and any necessary financings, and other such matters discussed in the “Risk Factors” section of St. Mary’s 2005 Annual Report on Form 10-K filed with the SEC, the 2006 Annual Report on Form 10-K expected to be filed with the SEC on or about February 23, 2007, and subsequent Quarterly Reports on Form 10-Q to be filed with the SEC. Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

(1)

Discretionary cash flow is computed as net income plus depreciation, depletion, amortization, ARO accretion, impairments, deferred taxes, exploration expense, stock-based compensation expense, and non-cash changes in the Net Profits Plan liability less the effect of unrealized derivative loss. See the attached financial highlights for a reconciliation of discretionary cash flow to net cash provided by operating activities, a presentation of other cash flow information, and a statement indicating why management believes the presentation of the non-GAAP measure of discretionary cash flow provides useful information to investors.

PR-07-03

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ST. MARY LAND & EXPLORATION COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2006
(Unaudited)

PRODUCTION DATA	For the Three Months			For the Years
	Ended December 31,		Percent	Ended December 31,		Percent
	2006	2005	Change	2006	2005	Change
Average realized price, net of hedging:
Oil (per Bbl)	$ 51.57	$ 53.46	-4%	$ 56.60	$ 50.93	11%
Gas (per Mcf)	$ 7.20	$ 10.74	-33%	$ 7.37	$ 7.90	-7%

Production:
Oil (MBbls)	1,603	1,531	5%	6,057	5,927	2%
Gas (MMcf)	15,454	12,676	22%	56,448	51,801	9%
MMCFE (6:1)	25,072	21,862	15%	92,788	87,363	6%

Daily production:
Oil (Bbls per day)	17,424	16,640	5%	16,594	16,238	2%
Gas (Mcf per day)	167,975	137,788	22%	154,652	141,922	9%
MCFE per day (6:1)	272,518	237,630	15%	254,214	239,352	6%

Margin analysis per MCFE:
Average realized price, net of hedging	$ 7.73	$ 9.97	-22%	$ 8.18	$ 8.14	0%
Lease operating expense and transportation	1.36	1.21	12%	1.37	1.08	27%
Production taxes	0.51	0.74	-31%	0.54	0.56	-4%
General and administrative costs	0.32	0.44	-27%	0.42	0.37	14%
Operating margin	$ 5.54	$ 7.58	-27%	$ 5.85	$ 6.13	-5%
Depletion, depreciation and amortization	$ 1.77	$ 1.46	21%	$ 1.67	$ 1.52	10%

INCOME STATEMENT
(In thousands, except per share amounts)	For the Three Months			For the Years
	Ended December 31,			Ended December 31,
	2006	2005		2006	2005

Operating revenues:
Oil and gas production revenue	$ 180,556	$ 231,609		$ 730,737	$ 733,544
Oil and gas hedge gain (loss)	13,368	(13,572)		28,176	(22,539)
Marketed gas revenue	7,850	8,672		20,936	25,269
Gain (loss) on sale of proved properties	(323)	2		6,910	222
Other revenue	1,241	1,183		942	3,094
Total operating revenues	202,692	227,894		787,701	739,590
Operating expenses:
Oil and gas production expense	47,100	42,455		176,590	142,873
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	44,404	31,825		154,522	132,758
Exploration	16,017	17,457		51,889	44,931
Impairment of proved properties	684	-		7,232	-
Abandonment and impairment of unproved properties	933	1,274		4,301	5,780
General and administrative	7,933	9,517		38,873	32,756
Change in Net Profits Plan liability	6,389	35,010		23,759	106,263
Marketed gas operating expense	7,377	8,557		18,526	24,164
Unrealized derivative loss	1,765	305		7,094	1,615
Other expense	817	494		2,649	2,456
Total operating expenses	133,419	146,894		485,435	493,596

Income from operations	69,273	81,000		302,266	245,994
Nonoperating income (expense):
Interest income	122	193		1,576	456
Interest expense	(3,423)	(1,651)		(8,521)	(8,213)
Income before income taxes	65,972	79,542		295,321	238,237
Current income tax expense	12,220	32,242		30,474	80,754
Deferred income tax expense (benefit)	10,220	(3,938)		74,832	5,547
Net income	$ 43,532	$ 51,238		$ 190,015	$ 151,936

Basic weighted-average common shares outstanding	55,480	56,807		56,291	56,907

Diluted weighted-average common shares outstanding	64,886	66,949		65,962	66,894

Basic net income per common share	$ 0.78	$ 0.91		$ 3.38	$ 2.67

Diluted net income per common share	$ 0.69	$ 0.78		$ 2.94	$ 2.33

ST. MARY LAND & EXPLORATION COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2006
(Unaudited)
BALANCE SHEET
(In thousands)	December 31,	December 31,
	2006	2005
Working capital	$ 22,870	$ 4,937
Long-term debt	$ 433,980	$ 99,885
Stockholders' equity	$ 743,374	$ 569,320

Shares outstanding	55,002	56,762

PROVED RESERVES
	December 31,	December 31,
	2006	2005
Oil (MBbls)	74,195	62,903
Gas (MMcf)	482,475	417,075
MMCFE (6:1)	927,647	794,493

CASH FLOW
(In thousands)

Reconciliation of Discretionary Cash Flow to Net Cash Provided by Operating Activities:
	For the Three Months		For the Years
	Ended December 31,		Ended December 31,
	2006	2005	2006	2005
Discretionary cash flow (1)	$ 126,385	$ 141,002	$ 525,063	$ 462,032

(Gain) loss on property sales	323	(2)	(6,910)	(222)
Exploration expense, excluding exploratory dry hole expense	(9,859)	(11,867)	(41,698)	(36,827)
Other	(2,874)	319	(2,476)	281
Changes in working capital	36,176	(22,219)	(6,279)	(15,885)
Net cash provided by operating activities	$ 150,151	$ 107,233	$ 467,700	$ 409,379

Net cash used in investing activities	$ (422,071)	$ (66,507)	$ (724,719)	$ (339,779)

Net cash provided by (used in) financing activities	$ 272,368	$ (52,398)	$ 243,558	$ (61,093)

(1) Discretionary cash flow is computed as net income plus depreciation, depletion, amortization, ARO accretion, impairments, deferred taxes, exploration expense, stock-based compensation expense, and non-cash changes in the Net Profits Plan liability less the effect of unrealized derivative loss. The non-GAAP measure of discretionary cash flow is presented since management believes that it provides useful additional information to investors for analysis of St. Mary’s ability to internally generate funds for exploration, development, and acquisitions. In addition, discretionary cash flow is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under GAAP. Since discretionary cash flow excludes some, but not all, items that affect net income and net cash provided by operating activities and may vary among companies, the discretionary cash flow amounts presented may not be comparable to similarly titled measures of other companies.

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